EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

     We hereby consent to the reference in this Registration Statement on Form S-1 to our reserve report regarding the interests of Offshore Energy Development Corporation (the Company) dated July 18, 1996, as revised in our reserve report dated October 7, 1996, relating to the estimated quantities of certain of the Company's proved reserves and the related estimates of future net revenue and present values for the year ended December 31, 1995, and to the reference to our reserve report dated October 7, 1996 relating to the estimated quantities of certain of the Company's proved reserves as of that date. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

                                          RYDER SCOTT COMPANY
                                          PETROLEUM ENGINEERS

Houston, Texas
October 9, 1996